EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463, No. 333-161636, No. 333-166102, No. 333-173273, No. 333-187361 and No. 333-194822 on Form S-8 of our report dated December 22, 2014 (March 25, 2015 as to the effects of the material weakness), relating to the effectiveness of Quiksilver, Inc.’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of Quiksilver, Inc.’s internal control over financial reporting because of a material weakness), appearing in this Amendment No. 1 to Annual Report on Form 10-K/A of Quiksilver Inc. for the year ended October 31, 2014.

Costa Mesa, California

March 25, 2015